Exhibit 5.2

August 4, 2026

Waste Connections, Inc.

3 Waterway Square Place, Suite 110

The Woodlands, Texas 77380

Dear Sirs/Mesdames:

Re:	Waste Connections, Inc. – Public Offering of 4.200% Senior Notes due 2033 and 4.550% Senior Notes due 2036

Introduction

We have acted as counsel to Waste Connections, Inc., an Ontario corporation (the "Company"), in connection with the offer and sale to the Underwriters of Cdn.$300,000,000 aggregate principal amount of the Company's 4.200% Senior Notes due 2033 (the "2033 Notes") and Cdn.$400,000,000 aggregate principal amount of the Company's 4.550% Senior Notes due 2036 (the "2036 Notes" and together with the 2033 Notes, the "Notes") pursuant to an underwriting agreement dated July 27, 2026 among Scotia Capital Inc., CIBC World Markets Inc. and TD Securities Inc., and the several Underwriters listed therein, and the Company (the "Underwriting Agreement").

The Notes will be issued pursuant to a Twelfth Supplemental Indenture dated August 4, 2026 (the "Twelfth Supplemental Indenture") between the Company and U.S. Bank Trust Company, National Association, as trustee (the "Trustee"), supplementing the Indenture dated November 16, 2018 (the "Base Indenture") between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated November 16, 2018 between the Company and the Trustee (the "First Supplemental Indenture"), the Second Supplemental Indenture dated April 16, 2019 between the Company and the Trustee (the "Second Supplemental Indenture"), the Third Supplemental Indenture dated January 23, 2020 between the Company and the Trustee (the "Third Supplemental Indenture"), the Fourth Supplemental Indenture dated March 13, 2020 between the Company and the Trustee (the "Fourth Supplemental Indenture"), the Fifth Supplemental Indenture dated September 20, 2021 between the Company and the Trustee (the "Fifth Supplemental Indenture"), the Sixth Supplemental Indenture dated March 9, 2022 between the Company and the Trustee (the "Sixth Supplemental Indenture"), the Seventh Supplemental Indenture dated August 18, 2022 between the Company and the Trustee (the "Seventh Supplemental Indenture"), the Eighth Supplemental Indenture dated February 21, 2024 between the Company and the Trustee (the "Eighth Supplemental Indenture"), the Ninth Supplemental Indenture dated June 13, 2024 between the Company and the Trustee (the "Ninth Supplemental Indenture"), the Tenth Supplemental Indenture dated June 4, 2025 between the Company and the Trustee (the "Tenth Supplemental Indenture") and the Eleventh Supplemental Indenture dated March 16, 2026 between the Company and the Trustee (the "Eleventh Supplemental Indenture") and a registration statement on Form S-3 under the United States Securities Act of 1933, as amended (the "Securities Act"), filed with the United States Securities and Exchange Commission (the "Commission") on October 24, 2024 (Registration No. 333-282813) (the "Registration Statement"), a base prospectus dated October 24, 2024 and included in the Registration Statement (the "Base Prospectus"), a preliminary prospectus supplement, dated July 27, 2026 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the "Preliminary Prospectus"), the document that the Company has identified as an "issuer free writing prospectus" (as defined in Rules 433 and 405 under the Securities Act) and that is described in Annex A of the Underwriting Agreement (the "Specified IFWP"), and a prospectus supplement dated July 27, 2026 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the "Prospectus").

All capitalized terms not defined in this opinion letter shall have the terms ascribed thereto in the Underwriting Agreement.

Scope of Review

For the purpose of this opinion letter, we have examined the following:

1.	The Underwriting Agreement;

2.	the Registration Statement;

3.	the Preliminary Prospectus;

4.	the Prospectus;

5.	the Specified IFWP;

6.	the Base Indenture;

7.	the Twelfth Supplemental Indenture;

8.	the global certificate representing the 2033 Notes dated as of the date hereof (the "2033 Notes Global Certificate"); and

9.	the global certificate representing the 2036 Notes dated as of the date hereof (the "2036 Notes Global Certificate" and together with the 2033 Notes Global Certificate, the "Global Notes").

In this opinion letter, the Underwriting Agreement, the Twelfth Supplemental Indenture and the Global Notes are referred to collectively as the "Note Documents" and individually as a "Note Document".

As to various questions of fact material to our opinions that we have not verified independently, we have relied upon the following documents, copies of which have been provided to you:

(a)	a certificate of status dated July 31, 2026 in respect of the Company issued pursuant to the Business Corporations Act (Ontario) ("OBCA"), on which we have relied exclusively in giving the opinion expressed in paragraph 1 below; and

(b)	a certificate of an officer of the Company dated August 4, 2026 on which we have relied as to various matters of fact expressed therein.

In addition, we have considered such questions of law, examined such other documents and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.

Applicable Law

We are solicitors qualified to carry on the practice of law in Ontario and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of Ontario and the federal laws of Canada applicable in Ontario that are in effect on the date hereof ("Ontario Law").

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies;

(c)	the legal existence, power and capacity of all parties to the Note Documents other than the Company;

(d)	the legal capacity of all individuals;

(e)	the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture are in full force and effect unamended except for amendments pursuant to the Twelfth Supplemental Indenture;

(f)	the due authorization, execution and delivery of the Note Documents by all parties thereto other than the Company;

(g)	the due execution and delivery of the Note Documents by the Company to the extent execution and delivery are matters not governed by Ontario Law;

(h)	each of the Note Documents constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms;

(i)	the indices and filing systems maintained at public offices that we have searched were accurate and complete on the dates of our searches and that such search results, if dated prior to the date hereof, remain accurate and complete as of the date hereof;

(j)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Company or that affects any person or company (including the Company or any of its affiliates) that engages in such a trade; and

(k)	the Registration Statement is effective under the Securities Act and such effectiveness has not been terminated or rescinded.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation amalgamated under the laws of Ontario and has not been dissolved.

2.	The Company has all necessary corporate power and capacity to own, lease and operate its properties and carry on its business as described in the Prospectus, and to execute and deliver the Twelfth Supplemental Indenture and to perform its obligations under the Indenture.

3.	The execution and delivery of the Twelfth Supplemental Indenture by the Company and the performance of its obligations under the Indenture, and the offering, issuance and sale of the Notes, have been duly authorized by all necessary corporate action on the part of the Company.

4.	The Company has, to the extent that execution and delivery are governed by Ontario Law, duly executed and delivered the Twelfth Supplemental Indenture.

5.	The (i) offering, issuance and sale of the Notes and the execution and delivery by the Company of the Twelfth Supplemental Indenture; and (ii) the performance by the Company of its obligations under the Indenture, do not contravene, constitute a default under, or result in a breach or violation of: (i) the articles or by-laws of the Company; or (ii) any statute or regulation in force in Ontario.

6.	The Global Notes have been approved and adopted by the Company and comply with any applicable provisions of the OBCA.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the firm's name under the headings "Risk Factors – You might have difficulty enforcing judgements against us and certain of our officers and directors", "Enforceability of Civil Liabilities Against Foreign Persons" and "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

"Bennett Jones LLP"